Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Fiscal Third Quarter 2005 Results

KALISPELL, MT – July 26, 2005 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its fiscal third quarter and nine-month period ended June 30, 2005.

Revenue for the third quarter increased 78 percent to $47.4 million versus revenue of $26.6 million in the comparable quarter of fiscal 2004. Third quarter gross margin was 52 percent compared with 51 percent in the same quarter last year. Net income was $1.5 million, or $0.05 per diluted share, compared with a net loss of $1.8 million, or $0.06 per diluted share, in last year’s comparable quarter.

Total bookings for the third quarter were $40.6 million versus $45.6 million in the third quarter last year. Deferred revenue at June 30, 2005, was $31.0 million and the company ended the quarter with a shipping backlog of $36.7 million. Third quarter shipments were $49.6 million versus $41.7 million in the comparable period last year.

“Revenue came in at the high end of our forecast, due in part to the continued success we are having at expanding sales of our Raider platform in Asia,” said Larry Murphy, president and chief operating officer. “Twelve of the 17 Raiders we shipped during the quarter were to Asia-based customers. As anticipated, our strong sales performance in Asia led to proportionately high selling costs. We are now working to improve our selling cost model with the goal of improving effectiveness. We continue to make important progress with our long-term objective of building market share in this key region.”

Ray Thompson, chairman and chief executive officer, said, “The quality and quantity of our customer meetings during the recent SEMICON West conference served to reinforce our enthusiasm about Semitool’s future. Moreover, we are currently working with a number of customers on a variety of process development programs. In fact, we now have more developmental phase tools in the field than at any time in the history of the company. Each of these tools is based on our standard platform, which illustrates the inherent flexibility of our product line. These tools are addressing the demand for cost effective solutions to the new materials and processes emerging in our nano-technology driven industry. Clearly, we are excited by our prospects for continued long-term growth.”

Revenue for the nine-month period increased 59 percent to $142.6 million compared with $89.9 million in the nine-month period last year. Net income for the period was $8.9 million, or $0.31 per diluted share, compared with net income of $3.1 million, or $0.11 per diluted share, for the nine-month period last year.

Cash, cash equivalents and marketable securities totaled $16.2 million at June 30, 2005, compared with $24.0 million at the end of the second quarter of fiscal 2005.

Guidance
Semitool expects fourth quarter 2005 revenue to be in the range of $47 million to $50 million, which would result in full-year revenue of between $190 million and $193 million. Fourth quarter diluted earnings per share are expected to range from $0.05 to $0.08, resulting in full year diluted earnings per share of between $0.36 and $0.39. Fourth quarter shipments are expected to be in the range of $36 million to $40 million.

Conference Call Information
Semitool will host an investor conference call today at 5:00 p.m. Eastern Time. Participants can access the call by dialing 800.591.6930 (617.614.4908 for international callers) and entering the passcode 62351063. A webcast of the call will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available from 7 p.m. Eastern on July 26, 2005, until 11:59 p.m. Eastern on July 28, 2005, and can be accessed by calling 888.286.8010 (617.801.6888 for international callers) and entering the passcode 18582104.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to our business strategies and prospects, particularly in Asia and related to our developmental tools, and financial guidance for the fourth quarter and fiscal year 2005, including anticipated revenue, earnings per share and shipments. Also, bookings, shipments, backlog and deferred revenue are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2004. Many factors can adversely affect an expected level of shipments, such as cancellations and push-backs, and growth in Asia is subject to the overall market there and customer preference for our tools, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products and the risks associated with competing on a global basis. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

— Tables Follow —

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Nine Months Ended June 30, 2005	Nine Months Ended June 30, 2004
Net sales	$47,405	$26,609	$142,563	$89,850
Cost of sales	22,754	12,978	70,413	38,292

Gross profit	24,651	13,631	72,150	51,558

Operating expenses:
Selling, general and administrative	17,422	12,400	47,832	35,912
Research and development	5,364	3,751	14,632	10,812

Total operating expenses	22,786	16,151	62,464	46,724

Income (loss) from operations	1,865	(2,520)	9,686	4,834
Other income (expense), net	135	(98)	3,200	(216)

Income (loss) before income tax	2,000	(2,618)	12,886	4,618
Income tax provision (benefit)	532	(864)	3,938	1,524

Net income (loss)	$1,468	$(1,754)	$8,948	$3,094

Earnings (loss) per share:
Basic	$0.05	$(0.06)	$0.31	$0.11

Diluted	$0.05	$(0.06)	$0.31	$0.11

Weighted average common shares:
Basic	28,719	28,615	28,702	28,544
Diluted	29,133	28,615	29,099	29,164

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	June 30, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$14,715	$16,368
Marketable securities	1,506	5,986
Trade receivables, net	45,881	52,307
Inventories	63,159	55,432
Prepaid expenses and other current assets	12,390	14,676

Total current assets	137,651	144,769
Property, plant and equipment, net	33,385	29,203
Other assets, net	7,808	7,328

Total assets	$178,844	$181,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$16,723	$21,834
Other current liabilities	37,149	44,648

Total current liabilities	53,872	66,482
Long-term liabilities	5,510	4,975

Total liabilities	59,382	71,457

Shareholders' equity:
Common stock	49,746	49,222
Retained earnings	69,961	61,013
Accumulated other comprehensive loss	(245)	(392)

Total shareholders' equity	119,462	109,843

Total liabilities and shareholders' equity	$178,844	$181,300